Owens Realty Mortgage, Inc. DFAN14A

Exhibit 99.1

News Release Hovde Building ● 122 W. Washington Ave, Suite 350 ● Madison, Wisconsin 53703

FOR RELEASE at 9:00 A.M. EST on 7/6/18

Contact:	Ian Joyce, Hovde Capital Advisors	John Grau, InvestorCom
	(202) 822-8117	(203) 972-9300 ext. 11
	ijoyce@hovdecapital.com	jgrau@investor-com.com

iss recommends vote for hovde on the gold proxy

and ‘Do not vote’ for ORM management

Leading independent proxy advisory firm ISS says Hovde “has presented a compelling case that change at the board level is needed: the company’s financial performance has been subpar, the board’s governance changes appear reactive to shareholder pressure, and the board continues to maintain an inherently conflicted contract with the external manager. As such, votes on the dissident (GOLD) card for nominee Hovde are warranted.1”

MADISON, Wis., July 6, 2018 — Leading independent proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended shareholders of Owens Realty Mortgage, Inc. (NYSEAM: ORM) ‘DO NOT VOTE’ management’s white proxy card and instead VOTE FOR HOVDE at the company’s annual meeting of shareholders on July 16.

According to ISS1:

“Hovde’s addition would improve governance oversight, especially in light of the current management fee structure.”

“Ending or restructuring this inherently conflicted arrangement [management contract], which the dissident [Hovde] has made one of its three main goals, would appear to be in the best interest of unaffiliated ORM shareholders.”

“Weak financial performance may be why the company has consistently traded below book value in recent years.”

We urge shareholders to vote “FOR” all nominees on the GOLD proxy card: Steven D. Hovde and James P. Hua.

“We are very pleased ISS has recommended that ORM shareholders vote in favor of Hovde on our GOLD proxy card and believe we are one step closer to providing shareholders with fair representation on the board of ORM” said Hovde Capital’s CEO Eric Hovde. “Our goal is simple: restructure the management contract with the external manager, review the business model, and institute a capital allocation plan that will produce the highest and best return for all shareholders. We believe these priorities will have the greatest impact on protecting and creating value for all ORM shareholders. Please do not forget, we as shareholders have made just $6 million over the last ten years while the external manager [OFG] has received over $50 million.”

Hovde Capital Advisors definitive proxy materials, letters to shareholders and other materials regarding our recommendation for the 2018 Annual Meeting can be found at www.fixORM.com.

Important Voting Instructions

If any of your shares of Common Stock are held at a brokerage firm, bank, bank nominee or other institution, only that institution can vote such shares of Common Stock and must do so by receiving specific instructions from you, which you can give by phone, internet, or completing and returning your mailed GOLD voting form.

If you have not yet received your GOLD voting form, you can vote by contacting your brokerage firm directly and requesting your OPPOSITION proxy control number to vote your shares electronically or by telephone. You may also vote by signing, dating and returning the GOLD proxy card or voting form.

After submitting your votes FOR our nominees, DO NOT fill out or submit Management’s WHITE proxy card. Voting AGAINST or to ABSTAIN on the WHITE proxy card is not a vote FOR our nominees on the GOLD proxy card and can invalidate your vote for the nominees on the GOLD proxy card.

Only the latest dated and completed proxy card will be considered valid.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, InvestorCom toll free at (877) 972-0090 or email at info@investor-com.com.

Thank you for your support.

Hovde Capital Advisors, LLC on behalf of the Shareholder Group

Investor Contact

Ian Joyce, Hovde Capital Advisors, (202) 822-8117, ijoyce@hovdecapital.com

John Grau, InvestorCom, (203) 972-9300 ext. 11, jgrau@investor-com.com

1 Permission to use quotations neither sought nor obtained

Hovde Capital Advisors LLC (“Hovde Capital Advisors LLC”), Hovde Capital Ltd. (“Hovde Capital Ltd.”), Financial Institutions Partners III LP (“FIP III LP”), Opal Advisors LLC (“Opal Advisors LLC”), Opal Capital Partners LP (“Opal Capital Partners LP”), Steven D. Hovde, James P. Hua, and Eric D. Hovde (collectively, the “Participants”) have filed a definitive proxy statement and an accompanying GOLD proxy card with the SEC to be used to solicit proxies for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of the Company. Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2018 Annual Meeting when they become available because they contain important information, including additional information relating to the Participants. These materials and other materials filed by the Shareholder Group in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov.

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